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                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                SURRENDER VALUE AND LOAN SPREAD ENHANCEMENT RIDER

This Rider is attached to and made part of the policy. The effective date of the Rider is the Policy Date. All the terms of this Rider have the same meaning as determined in the policy except as may be modified in this Rider. In this Rider "We", "Our" or "Us" means The Lincoln National Life Insurance Company; "You" and "Your" means the Owner of the policy; and "Insured" means the person named in the Policy Specifications as insured under the policy.

This Rider provides for two additional benefits. The first is that this Rider provides an additional amount that will be credited to the policy's Surrender Value in the event of the Eligible Surrender of Your policy during the Surrender Value Enhancement Period. This is the "Surrender Value Enhancement". The second benefit provided under this Rider provides for an additional limit on the interest rate that is charged on Indebtedness under Your policy. This is the "Loan Spread Enhancement." The level of enhancement benefits available under this Rider is determined based on the Surrender Value and Loan Spread Enhancement Option as selected by You at the time of application. The Surrender Value and Loan Spread Enhancement Option are shown on the Rider Specifications and cannot be changed. Additionally, the amount available under Your policy for partial surrenders and loans will not be increased due to this Rider.

These additional benefits are subject to the terms of this Rider as described below. There is no additional charge for this Rider.

                                   DEFINITIONS

ELIGIBLE SURRENDER. The full surrender of Your policy to which this Rider is attached except for the full surrender of the policy in connection with its replacement by another policy, whether issued by us or another insurer. A partial surrender or withdrawal for less than the full amount of Your policy is not an Eligible Surrender.

LOAN SPREAD. The difference between the interest rate charged on Indebtedness and the interest rate credited to the Loan Collateral Account of Your policy.

SURRENDER VALUE. The amount available to you upon a complete surrender and termination of the policy, as determined under the terms of Your policy.


                     SURRENDER VALUE ENHANCEMENT PROVISIONS

SURRENDER VALUE ENHANCEMENT. During the Surrender Value Enhancement Period while this Rider is In Force, We will credit the Surrender Value Enhancement to the Surrender Value of Your policy as calculated under this Rider, upon an Eligible Surrender of the policy. At the end of the Surrender Value Enhancement Period, the Surrender Value Enhancement is no longer available. The Surrender Value Enhancement Period is shown on the Rider Specifications.

The Surrender Value Enhancement is calculated as (a) multiplied by (b) multiplied by (c) multiplied by (d) where:

(a) is the applicable Surrender Value Enhancement Rate as shown in Surrender Value Enhancement Schedule in the Rider Specifications of Your policy; and

(b)  is the term blend adjustment factor; and

(c)  is the cumulative Surrender Value Enhancement premium; and

(d) is the Surrender Value Enhancement Multiplier, as shown on the Rider Specifications of Your policy.

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SURRENDER VALUE ENHANCEMENT RATE SCHEDULE. The Surrender Value Enhancement Rate
Schedule is shown in the Rider Specifications of Your policy. The rates for Policy Years 2-4 will be determined by Us annually and they are guaranteed to fall within the range of rates shown in the Surrender Value Enhancement Rate Schedule. The Surrender Value Enhancement rate for Policy Year 1 is guaranteed not to change. Our determination of these rates will be based on Our expectations of future investment earnings, persistency and expenses, including taxes.

TERM BLEND ADJUSTMENT FACTOR. The term blend adjustment factor is equal to 1.0 unless a Term Insurance Rider is attached to Your policy. If a Term Insurance Rider is in effect under Your policy, this factor is calculated as ((a) divided by (b)) multiplied by (c) plus (d) where:

(a)  is Your policy Specified Amount on the date of the Eligible Surrender;

(b) is the total of Your policy Specified Amount and the additional Specified Amount provide under any Term Insurance Rider attached to Your base policy as of the date of the Eligible Surrender.

(c)  is .70;

(d)  is .30;

SURRENDER VALUE ENHANCEMENT PREMIUM. The Surrender Value Enhancement premium for each Policy Year during the Surrender Value Enhancement Period is equal to the lesser of (1) and (2) where:

(1) is the sum of the policy premiums paid during the Policy Year; less the sum of any partial surrenders paid during the Policy Year; or

(2) is the policy Target Premium for the applicable Policy Year multiplied by the ratio of the Target Specified Amount to the Specified Amount of Your base policy. Your policy Target Premium is shown on the Policy Specifications page of Your policy. The policy Target Premium may change with any future changes You make to Your policy.

CUMULATIVE SURRENDER VALUE ENHANCEMENT. The cumulative Surrender Value Enhancement premium is the total of the Surrender Value Enhancement premiums paid to date at the time of the Eligible Surrender.

EFFECT ON POLICY DEATH BENEFIT PROCEEDS. If the Insured dies while this Rider is in effect and during the Surrender Value Enhancement Period, We will pay Death Benefit Proceeds equal to the greater of:

a. the amount determined under the Death Benefit Option in effect at the time of the Insured's death, less any indebtedness and overdue deductions calculated as of the Insured's date of death; or

b. an amount equal to the Accumulation Value on the Insured's date of death, plus any applicable Surrender Value Enhancement calculated as of the Insured's date of death, multiplied by the applicable percentage shown in the Schedule 3: Corridor Percentage Table in The Policy Specifications of Your policy, less any indebtedness and overdue deductions.

                       LOAD SPREAD ENHANCEMENT PROVISIONS

LOAN SPREAD ENHANCEMENT. While this Rider is In Force, the Loan Spread is guaranteed not to exceed the Loan Spread Enhancement Rates as shown on the Rider Specifications of Your Policy.

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                               GENERAL PROVISIONS

REINSTATEMENT. If the Policy to which this Rider is attached has lapsed and is reinstated pursuant to the Reinstatement provision of the policy, this Rider will also be reinstated.

DEFERRAL OF PAYMENT. The Company may defer payment of any Surrender Value Enhancement calculated under this Rider in the same manner that it may defer payment of any Surrender Value under the policy.

POLICY PROVISIONS. Except as provided above, this Rider is subject to all the terms of the policy.

TERMINATION. This Rider will terminate on whichever of the following first occurs:

1.   the full surrender of this policy; or

2. the date the policy is terminated as provided under the Grace Period provisions of the policy; or

3.   the death of the Insured; or

4. the Maturity Date of the policy, unless Continuation of Coverage is elected; or

5. any termination of the policy except for the benefits provided by the Change of Insured Rider.

Issued by The Lincoln National Life Insurance Company.

                               THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
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